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                                                                  Exhibit 8.01
                                May   , 1998

Board of Directors
Federated Investors
Federated Investors Tower
Pittsburgh, Pennsylvania 15222-3779


Ladies and Gentlemen:

  We have acted as counsel for Federated Investors, a Delaware business trust (the "Trust") and Federated Investors, Inc., a Pennsylvania corporation (the "Company") in connection with the preparation and execution of the Agreement and Plan of Merger dated as of February 20, 1998 (the "Merger Agreement") between the Trust and the Company. Pursuant to the Merger Agreement, the Trust will merge with and into the Company (the "Merger"), with the Company surviving. Unless otherwise defined, capitalized terms referred to herein have the meanings set forth in the Merger Agreement. All Section references, unless otherwise indicated, are to the Internal Revenue Code of 1986, as amended (the "Code").

  You have requested our opinion regarding certain Federal income tax consequences of the Merger. In delivering this opinion, we have reviewed and relied upon the facts, statements, descriptions and representations set forth in the Registration Statement on Form S-4 filed by the Company with the Securities and Exchange Commission (the "Registration Statement"), the Merger Agreement (including Exhibits) and such other documents pertaining to the Merger as we have deemed necessary or appropriate. We have also relied upon certificates of officers of the Trust and the Company respectively (the "Officers' Certificates") dated as of the date hereof.

  In connection with rendering this opinion, we have also assumed (without any independent investigation) that:

  1. Original documents (including signatures) are authentic, documents submitted to us as copies conform to the original documents, and there has been (or will be by the Effective Time) due execution and delivery of all documents where due execution and delivery are prerequisites to effectiveness thereof;

  2. Any statement made in any of the documents referred to herein, "to the best of the knowledge" of any person or party is correct without such qualification;

  3. All statements, descriptions and representations contained in any of the documents referred to herein or otherwise made to us are true and correct in all material respects and no actions have been (or will be) taken that are inconsistent with such representations; and
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  4.    The Merger will be reported by the Trust and the Company on their respective Federal income tax returns in a manner consistent with the opinion set forth below.

  Based on our examination of the foregoing items and subject to the assumptions, exceptions, limitations and qualifications set forth herein, we are of the opinion that, if the Merger is consummated in accordance with the Merger Agreement (without any waiver, breach or amendment of any of the provisions thereof), the statements set forth in the Officers' Certificates are true and correct as of the date hereof and at the Effective Time, and the application of the Federal income tax laws to the Merger does not change from the date hereof to the Effective Time, then for Federal income tax purposes, the Merger will qualify as a "reorganization" as defined in Section 368(a) of the Code.

  This opinion represents and is based upon our best judgment regarding the application of Federal income tax laws arising under the Code, existing judicial decisions, administrative regulations and published rulings and procedures. Our opinion is not binding upon the Internal Revenue Service or the courts, and there is no assurance that the Internal Revenue Service will not successfully assert a contrary position. Furthermore, no assurance can be given that future legislative, judicial or administrative changes, on either a prospective or retroactive basis, would not adversely affect the accuracy of the conclusions stated herein. Nevertheless, we undertake no responsibility to advise you of any new developments in the application or interpretation of the Federal income tax laws.

  This opinion addresses only the classification of the Merger as a reorganization under Section 368(a) of the Code, and does not address any other Federal, state, local or foreign tax consequences that may result from the Merger or any other transaction (including any transaction undertaken in connection with the Merger). Furthermore, this opinion relates only to the Holders of Trust Class A or Class B Common Shares who hold such shares as a capital asset. No opinion is expressed as to the Federal income tax treatment that may be relevant to a particular investor in light of personal circumstances or to certain types of investors subject to special treatment under the Federal income tax laws (for example, Holders who acquired their Trust Class A or Class B Common Shares pursuant to the exercise of options or otherwise as compensation, taxpayers subject to the alternative minimum tax, banks, tax-exempt organizations, non-United States persons, dealers in securities, and life insurance companies).

  No opinion is expressed as to any transaction other than the Merger as described in the Merger Agreement or to any transaction whatsoever, including the Merger, if all the transactions described in the Merger Agreement are not consummated in accordance with the terms of such Merger Agreement and without waiver or breach of any material provision thereof or if all of the representations, warranties, statements and
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assumptions upon which we relied are not true and accurate at all relevant times. In the event any one of the statements, representations, warranties or assumptions upon which we have relied to issue this opinion is incorrect, our opinion might be adversely affected and may not be relied upon.

  This opinion has been delivered to you for the purposes of being included as an exhibit to the Registration Statement. It may not be relied upon for any other purpose or by any other person or entity, and may not be made available to any other person or entity without our prior written consent. We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the use of our name in connection with the Federal income tax consequences of the Merger under the heading "The Merger -- Federal Income Tax Consequences" in the Registration Statement.

                                              Very truly yours,



                                              KIRKPATRICK & LOCKHART LLP